                                                                     EXHIBIT 5.1

                                  PERKINS COIE
          1201 Third Avenue, 40th Floor, Seattle, Washington 98101-3099
                TELEPHONE:  206 583-8888 FACSIMILE:  206 583-8500

                                 August 20, 1997



Advanced Digital Information Corporation
10201 Willows Road
Redmond, WA  98052

     RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 500,000 shares of Common Stock, no par value per share (the "Shares"), which may be issued under the Advanced Digital Information Corporation 1997 Stock Purchase Plan (the "Plan"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued upon the exercise of stock options granted or to be granted pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrars of the Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of the consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        /s/ PERKINS COIE

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